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                                                                    EXHIBIT 3.02

                            CERTIFICATE OF AMENDMENT
                                       OF
                          CERTIFICATE OF INCORPORATION
                                       OF
                              SKILLSOFT CORPORATION

                         PURSUANT TO SECTION 242 OF THE
                GENERAL CORPORATION LAW OF THE STATE OF DELAWARE

     SkillSoft Corporation (hereinafter called the "Corporation"), a corporation organized and existing under and by virtue of the General Corporation Law of the State of Delaware, does hereby certify as follows:

     At a meeting of the Board of Directors of the Corporation, a resolution was duly adopted, pursuant to Section 242 of the General Corporation Law of the State of Delaware, setting forth an amendment to the Certificate of Incorporation of the Corporation and declaring said amendment to be advisable. The stockholders of the Corporation duly approved said proposed amendment by written consent in accordance with Sections 228 and 242 of the General Corporation Law of the State of Delaware. The resolution setting forth the amendment is as follows:


RESOLVED:      That Article FOURTH of the Certificate of Incorporation of the
               Corporation, as amended, be and hereby is amended by inserting a new first paragraph before the first paragraph currently set forth therein:

               "That upon the filing date of this Certificate of Amendment of this Certificate of Incorporation (the "Effective Date"), a two-for-three reverse stock split of the Corporation's Class A Common Stock shall become effective, pursuant to which each three shares of Class A Common Stock outstanding and held of record by each stockholder of the Corporation (including treasury shares) immediately prior to the Effective Date shall be reclassified and combined into two shares of Class A Common Stock automatically and without any action by the holder thereof upon the Effective


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               Date and shall represent two shares of Class A Common Stock from and after the Effective Date. No fractional shares of Class A Common Stock shall be issued as a result of such reclassification and combination. In lieu of any fractional shares to which the stockholder would otherwise be entitled, the Corporation shall pay cash equal to such fraction multiplied by the then fair market value of the Class A Common Stock, as determined by the Board of Directors of the Corporation."


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     IN WITNESS WHEREOF, the Corporation has caused this Certificate of
Amendment to be signed by its President this 28 day of December, 1999.


                                             SKILLSOFT CORPORATION


                                             By: /s/ Charles E. Moran
                                                 -------------------------------
                                                 Charles E. Moran
                                                 President


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